UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

FORM 8-K
_____________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-25707

Date of Report: February 1, 2008

SMOOTH GLOBAL (CHINA) HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	91-1948355
(State of other jurisdiction of	(IRS Employer
incorporation or organization	Identification No.)

Room 618, +17 Anyuan Road, Chaoyang District, Beijing, P.R. China	100029
(Address of principal executive offices)	(Zip Code)

86-10-6498-7788
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 1, 2008 Smooth Global (China) Holdings, Inc. (“Smooth Global”) signed a letter of intent with Beijing Network Education Union Co., Ltd. (“Beijing Network Education Union”), a corporation organized and operating in The People’s Republic of China.  Beijing Network Education Union is engaged in the business of providing communications systems integration for customers in a number of fields, including education, hospitality, public security and telecommunications.

The letter of intent contemplates that Beijing Network Education Union will transfer its operating business to a newly-formed wholly-foreign-owned entity in China, to be owned through subsidiaries by Smooth Global.  In exchange for those business operations, Zheng Shuying, the President of Smooth Global, will assign to Beijing Network Education Union up to 14,850,000 shares of Smooth Global common stock that are currently owned by Ms. Zheng, with the result that the other Smooth Global shareholders will experience no dilution as a result of the transaction.  The number of shares to be assigned will depend upon the net income of Beijing Network Education Union reported on its audited financial statements for 2007.  If the audited net income is less than 26 million RMB (approximately US$3,500,000), then the parties will negotiate a number of shares less than 14,850,000 to be assigned.

Completion of the acquisition will depend on execution of a formal acquisition agreement and completion of an audit of the financial statements of Beijing Network Education Union.

Item 9.01	Financial Statements and Exhibits

Exhibits
10-a	Letter of Intend for Shares Exchange Agreement between Beijing Network Education Union Co., Ltd. and Smooth Global (China) Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Smooth Global (China) Holdings, Inc.

Dated: February 12, 2008	By: /s/ Zheng Shuying
Zheng Shuying, Chief Executive Officer